Exhibit 21.1

Subsidiaries of Aames Investment Corporation:

Aames Capital Corporation, a California corporation

Aames Capital Acceptance Corporation, a California corporation

Aames Financial Corporation, a Delaware corporation

Aames Funding Corporation, a California corporation

Aames Investment Acceptance Corporation, a California corporation

Aames Holding Corporation, a California corporation

One Stop Mortgage, Inc., a Wyoming corporation

Oxford Aviation Corporation, a California corporation

Rossmore Financial Insurance Services, Inc., a California corporation

Serrano Insurance Services, a Nevada corporation

Windsor Management Co., a California corporation

Windsor Management of Washington, Inc., a Washington corporation